EXHIBIT 99.1

Oritani Financial Corp. Reports Earnings and Dividend

TOWNSHIP OF WASHINGTON, N.J., April 25, 2016 (GLOBE NEWSWIRE) -- Oritani Financial Corp. (the “Company” or “Oritani”) (NASDAQ:ORIT), the holding company for Oritani Bank (the “Bank”), reported net income of $11.3 million, or $0.27 per basic (and $0.26 diluted) common share, for the three months ended March 31, 2016, and $39.3 million, or $0.95 per basic (and $0.92 diluted) common share, for the nine months ended March 31, 2016.  This compares to net income of $11.0 million, or $0.26 per basic and diluted common share for three months ended March 31, 2015 and net income of $31.2 million, or $0.75 per basic (and $0.73 diluted) common share for the nine month period ended March 31, 2015.

The Company also reported that its Board of Directors declared a $0.175 quarterly cash dividend on the Company’s common stock.  The record date for the dividend will be May 6, 2016 and the payment date will be May 20, 2016.

“I am pleased to report the results of yet another successful quarter for Oritani,” said Kevin J. Lynch, the Company’s Chairman, President and CEO.  “The Company continues to generate exceptional levels of income and robust, organic balance sheet growth despite operating within a business model that reduces risk.”  Mr. Lynch continued: “While our results have been augmented in recent periods with JV gains and other items, I am particularly satisfied that our core earnings, stripped of these matters, remains first-rate.”

Comparison of Operating Results for the Periods Ended March 31, 2016 and 2015

Net Income.  Net income increased $356,000 to $11.3 million for the quarter ended March 31, 2016, from $11.0 million for the corresponding 2015 quarter.  Net income increased $8.2 million to $39.3 million for the nine months ended March 31, 2016, from $31.2 million for the corresponding 2015 period.  The primary cause of the significant increase in the nine month period was profits on the sale of investments in real estate joint ventures, partially offset by prepayment fees on the prepayment of FHLB advances.

Total Interest Income.  The components of interest income for the three months ended March 31, 2016 and 2015, changed as follows:

	Three Months Ended March 31,				Increase / (decrease)
	2016		2015			Average
	Income	Yield	Income	Yield	Income	Balance	Yield
	(Dollars in thousands)
Interest on mortgage loans	$31,061	4.25%	$30,772	4.62%	$289	$259,328	-0.37%
Dividends on FHLB stock	401	4.54%	499	4.66%	(98)	(7,473)	-0.12%
Interest on securities AFS	1,146	2.06%	1,509	1.99%	(363)	(81,568)	0.07%
Interest on securities HTM	738	1.89%	451	2.08%	287	69,239	-0.19%
Interest on federal funds sold
and short term investments	2	0.25%	2	0.25%	-	(2)	-%
Total interest income	$33,348	3.99%	$33,233	4.29%	$115	$239,524	-0.30%

The Company’s primary strategic business objective is the organic growth of multifamily and commercial real estate loans.  The average balance of the loan portfolio increased $259.3 million, or 9.7%, for the three months ended March 31, 2016 versus the comparable 2015 period.  On a linked quarter basis (March 31, 2016 versus December 31, 2015), the annualized growth rates of the portfolio were 15.8% and 14.6%, when measured based on average and period end balances, respectively.  Loan originations and purchases totaled $187.0 million and $25.1 million, respectively, for the three months ended March 31, 2016.  Loan principal payments totaled $106.7 million over that same period.  The Company continues to limit the origination of loans with certain features that are desirable to borrowers in the current market (primarily fixed rate periods greater than 5 years and interest only periods greater than one year). In addition, the Company recently elevated its underwriting standards regarding certain aspects of commercial real estate lending.  These decisions have a negative impact on loan growth however; management believes these restraints are in the best long term interests of the Company.

The yield on the loan portfolio decreased 37 basis points for the quarter ended March 31, 2016 versus the comparable 2015 period.  A portion of the decrease in yield is due to the impact of decreased prepayment penalties.  Absent prepayment penalties, the yield on the loan portfolio decreased 32 basis points over the periods.  Prepayment penalties totaled $997,000 for the quarter ended March 31, 2016 versus $1.3 million for the quarter ended March 31, 2015.  Prepayment penalties boosted annualized loan yield by 14 basis points in the 2016 period versus 19 basis points in the 2015 period.  On a linked quarter basis, absent prepayment penalties, the yield on the loan portfolio decreased 10 basis points.  Prepayment penalties totaled $1.6 million for the quarter ended December 31, 2015.  The decreases continue a trend of decreased yield on loans.  The primary causes of the decreases have been discussed in previous releases.  Total principal repayments of loans totaled $106.7 million for the quarter ended March 31, 2016 versus $112.4 million for the quarter ended December 31, 2015.  In addition to the prepayment penalty income frequently realized in conjunction with principal repayments, deferred fee income is also generally realized in conjunction with such repayments.  This income represents, primarily, origination fees that are recognized over the life of the loan.  Deferred fee amortization is accelerated and recognized as interest income when a loan is paid in full.  Prior period earnings included higher levels of principal repayments and deferred fee amortization, which positively impacted the yield on loans in those periods.  While principal repayments decreased marginally during the quarter ended March 31, 2016, the deferred fee earnings associated with these payments decreased to a greater extent as the loans that prepaid during the quarter ended December 31, 2015 had a higher level of remaining deferred fees.

The average balance of securities available for sale decreased $81.6 million for the three months ended March 31, 2016 versus the comparable 2015 period, while the average balance of securities held to maturity increased $69.2 million over the same period.  The Company has been classifying the majority of new purchases as held to maturity and $38.4 million of securities available for sale were sold over the preceding 12 months.  The overall level of securities was slightly reduced due to loan growth and the low rates of return available on investments.

The components of interest income for the nine months ended March 31, 2016 and 2015, changed as follows:

	Nine Months Ended March 31,				Increase / (decrease)
	2016		2015			Average
	Income	Yield	Income	Yield	Income	Balance	Yield
	(Dollars in thousands)
Interest on mortgage loans	$92,998	4.38%	$91,540	4.70%	$1,458	$233,908	-0.32%
Dividends on FHLB stock	1,193	4.45%	1,475	4.38%	(282)	(9,162)	0.07%
Interest on securities AFS	3,503	1.98%	4,980	1.99%	(1,477)	(98,306)	-0.01%
Interest on securities HTM	1,972	1.95%	1,265	2.11%	707	54,914	-0.16%
Interest on federal funds sold
and short term investments	4	0.25%	5	0.25%	(1)	(444)	-%
Total interest income	$99,670	4.10%	$99,265	4.33%	$405	$180,910	-0.23%

The explanations for changes described above for the three month period are also applicable to the nine month period.  Loan originations and purchases for the nine months ended March 31, 2016 totaled $522.7 million and $63.0 million, respectively.  Loan originations for the nine months ended March 31, 2015 totaled $520.8 million and there were no loan purchases over that period.  Prepayment penalties totaled $4.1 million for the nine months ended March 31, 2016 versus $4.4 million for the nine months ended March 31, 2015.   Prepayment penalties boosted annualized loan yield by 20 basis points in the 2016 period versus 23 basis points in the 2015 period.

Total Interest Expense. The components of interest expense for the three months ended March 31, 2016 and 2015, changed as follows:

	Three Months Ended March 31,				Increase / (decrease)
	2016		2015			Average
	Expense	Cost	Expense	Cost	Expense	Balance	Cost
	(Dollars in thousands)
Savings deposits	$94	0.23%	$94	0.23%	$-	$(1)	-%
Money market	1,267	0.76%	660	0.52%	607	157,312	0.24%
Checking accounts	417	0.37%	415	0.37%	2	(1,365)	-%
Time deposits	2,850	1.23%	1,860	1.03%	990	199,514	0.20%
Total deposits	4,628	0.84%	3,029	0.66%	1,599	355,460	0.18%
Borrowings	3,569	2.02%	5,583	2.98%	(2,014)	(150,585)	-0.96%
Total interest expense	$8,197	1.13%	$8,612	1.39%	$(415)	$204,875	-0.26%

Strong deposit growth remains a priority for the Company.  As detailed above, the average balance of deposits increased $355.5 million for the quarter ended March 31, 2016 versus the comparable 2015 period, representing growth of 19.2%.  On a linked quarter comparison basis, the average balance of deposits increased $89.8 million, representing annualized growth of 17.0%.  A portion of the growth was due to brokered deposits.  However, absent the impact of brokered funds, the average balance of deposits increased $267.9 million (growth rate of 14.5%) and $57.2 million (annualized growth rate of 10.8%) versus the quarters ended March 31, 2015, and December 31, 2015, respectively.  The overall cost of deposits increased 18 basis points for the quarter ended March 31, 2016 versus the comparable 2015 period.  The increased cost is primarily due to the costs of certain interest rate swaps that are now being reflected as interest expense on money market accounts.  The situation occurred as result of a balance sheet restructure that is discussed in detail in the Company’s Form 10-Q for the quarterly period ended December 31, 2015, and our press release regarding our December 31, 2015 results.  On a linked quarter basis, deposit costs were flat.

As detailed in table above, the average balance of borrowings decreased $150.6 million for the three months ended March 31, 2016 versus the comparable 2015 period, while the cost decreased 96 basis points.  The average balance of borrowings decreased as an increase in the average balance of deposits allowed the Company to pay down borrowings.  The cost of borrowings was also affected by the balance sheet restructure, which is discussed in detail in our press release regarding our December 31, 2015 results.  On a linked quarter basis, the average balance increased $38.5 million and the cost of borrowings decreased 14 basis points.

The components of interest expense for the nine months ended March 31, 2016 and 2015, changed as follows:

	Nine Months Ended March 31,				Increase / (decrease)
	2016		2015			Average
	Expense	Cost	Expense	Cost	Expense	Balance	Cost
	(Dollars in thousands)
Savings deposits	$283	0.24%	$286	0.24%	$(3)	$(1,721)	-%
Money market	3,454	0.71%	1,742	0.50%	1,712	188,144	0.21%
Checking accounts	1,231	0.37%	1,333	0.39%	(102)	(8,133)	-0.02%
Time deposits	7,778	1.22%	5,125	1.02%	2,653	177,549	0.20%
Total deposits	12,746	0.81%	8,486	0.65%	4,260	355,839	0.16%
Borrowings	12,330	2.32%	17,144	2.65%	(4,814)	(193,314)	-0.33%
Total interest expense	$25,076	1.19%	$25,630	1.33%	$(554)	$162,525	-0.14%

The explanations for changes described above for the three month period regarding deposits and borrowings are also applicable to the nine month period however, the impact of the balance sheet restructure is mitigated due to the longer time period that is being measured.

Net Interest Income Before Provision for Loan Losses. Net interest income increased by $530,000 to $25.2 million for the three months ended March 31, 2016, from $24.6 million for the three months ended March 31, 2015.  Net interest income increased by $959,000 to $74.6 million for the nine months ended March 31, 2016, from $73.6 million for the nine months ended March 31, 2015.  The Company’s net interest income, spread and margin over the periods are detailed in the chart below.

	Including Prepayment Penalties			Excluding Prepayment Penalties *
	Net Interest			Net Interest
	Income Before			Income Before
Quarter Ended	Provision	Spread	Margin	Provision	Spread	Margin
	(dollars in thousands)
March 31, 2016	$25,151	2.86%	3.01%	$24,154	2.74%	2.89%
December 31, 2015	25,294	2.99%	3.14%	23,744	2.79%	2.95%
September 30, 2015	24,149	2.89%	3.05%	22,567	2.69%	2.85%
June 30, 2015	23,921	2.89%	3.05%	23,091	2.78%	2.95%
March 31, 2015	24,621	2.90%	3.18%	23,363	2.86%	3.01%
* - Prepayment penalties on loans are excluded.

The Company’s spread and margin have been significantly impacted by prepayment penalties.  Due to this situation, the chart above details results with and without the impact of prepayment penalties.  While prepayment penalty income is expected to continue, significant fluctuations in the level of prepayment income are also expected.  As discussed in “Total Interest Income,” the decreased level of prepayments in the quarter ended March 31, 2016 also impacted the “Excluding Prepayment Penalties” result as the level of realized deferred fees, a yield enhancement, also decreased.

The Company’s spread and margin remain under pressure due to several factors.  These factors were discussed in the Company’s Form 10-Q for the quarterly period ended December 31, 2015, and in other prior public releases.

The Company’s net interest income and net interest rate spread were both negatively impacted in all periods due to the reversal of accrued interest income on loans delinquent more than 90 days.  The total of such income reversed was $120,000 and $419,000 for the three and nine months ended March 31, 2016, respectively, and $174,000 and $702,000 for the three and nine months ended March 31, 2015, respectively.

Provision for Loan Losses.  The Company recorded no provision for loan losses for the three and nine months ended March 31, 2016 as compared to $0 and $200,000 for the three and nine months ended March 31, 2015, respectively.  A rollforward of the allowance for loan losses for the three and nine months ended March 31, 2016 and 2015 is presented below:

	Quarter ended		Nine months ended
	March 31,		March 31,
	2016	2015	2016	2015
	(Dollars in thousands)
Balance at beginning of period	$30,635	$31,266	$30,889	$31,401
Provisions charged to operations	-	-	-	200
Recoveries of loans previously charged off	5	-	6	1
Loans charged off	692	377	947	713
Balance at end of period	$29,948	$30,889	$29,948	$30,889

Allowance for loan losses to total loans	0.98%	1.12%	0.98%	1.12%
Net charge-offs (annualized) to average
loans outstanding	0.094%	0.057%	0.044%	0.037%

Delinquency and non performing asset information is provided below:

	3/31/2016	12/31/2015	9/30/2015	6/30/2015	3/31/2015
	(Dollars in thousands)
Delinquency Totals
30 - 59 days past due	$2,930	$6,320	$8,188	$2,535	$5,126
60 - 89 days past due	1,184	404	190	416	291
Nonaccrual	9,989	10,880	10,879	12,575	13,191
Total	$14,103	$17,604	$19,257	$15,526	$18,608

Non Performing Asset Totals
Nonaccrual loans, per above	$9,989	$10,880	$10,879	$12,575	$13,191
Real Estate Owned	487	487	2,926	4,059	5,594
Total	$10,476	$11,367	$13,805	$16,634	$18,785

Nonaccrual loans to total loans	0.33%	0.37%	0.39%	0.45%	0.48%
Delinquent loans to total loans	0.46%	0.60%	0.69%	0.55%	0.68%
Non performing assets to total assets	0.29%	0.32%	0.41%	0.50%	0.57%

Delinquent loan and non performing asset totals continue to illustrate minimal credit issues at the Company.  In addition, of the $10.0 million in loans classified as nonaccrual at March 31, 2016, $7.7 million were fully current.

Other Income.  Other income decreased $939,000 to $3.2 million for the three months ended March 31, 2016, from $4.1 million for the three months ended March 31, 2015.   The results for both periods were somewhat elevated as the Company continued its previously announced intention as to the strategic disposition of its investments in real estate joint ventures and real estate held for investment portfolios.  The pretax gain realized on such dispositions for the both quarterly periods was $2.0 million.  See additional information under “Comparison of Financial Condition at March 31, 2016 and June 30, 2015,” regarding the sales of investments in real estate joint ventures and real estate held for investment.  Also, in the 2015 period, the Company sold $19.9 million of securities available for sale and realized a pretax gain of $770,000 on the transaction.  Net income from investments in real estate joint ventures increased by $147,000 and income from real estate operations, net decreased by $250,000 for the three months ended March 31, 2016 as compared to the three months ended March 31, 2015.  Earnings from these two categories are expected to decrease as the Company continues to dispose of such properties.

Other income increased $28.7 million to $36.7 million for the nine months ended March 31, 2016 from $7.9 million for the nine months ended March 31, 2015.  While the nine month period was also impacted by the issues described above, the magnitude of the net gain on sales of investments in real estate joint ventures and real estate held for investment was much greater.  Such sales realized a pretax gain of $31.5 million for the nine months ended March 31, 2016 versus $2.0 million for the comparable 2015 period.

Other Expenses.  Other expenses decreased $1.2 million to $10.4 million for the three months ended March 31, 2016, from $11.6 million for the three months ended March 31, 2015.  The Company incurred an $806,000 prepayment penalty in connection with the prepayment of a FHLB advance in the 2015 period.  There was no similar expense for the three months ended March 31, 2016.  In addition, there was an increase of $255,000 in compensation, payroll taxes and fringe benefits which was offset by a decrease of $343,000 in real estate owned operations and a $265,000 decrease in other expenses.  The increase in compensation, payroll taxes and fringe benefits was predominantly due to increases in direct compensation, primarily due to additional staffing and salary adjustments.  The decrease in real estate owned operations was principally due to a valuation adjustment in the 2015 period on a property being marketed for sale that had attracted little potential purchaser interest.  The decrease in other expenses was primarily due to decreased costs associated with problem loans and collection efforts.

Other expenses increased $15.1 million to $48.0 million for the nine months ended March 31, 2016, from $32.9 million for the nine months ended March 31, 2015.  The increase was primarily due to $13.9 million of prepayment fees incurred in connection with the prepayment of various FHLB advances in the 2016 period, versus $806,000 in the 2015 period.  The 2016 fees were incurred in conjunction with a balance sheet restructure, which is discussed in detail in our press release regarding our December 31, 2015 results.  Compensation, payroll taxes and fringe benefits increased $3.1 million to $25.3 million for the nine months ended March 31, 2016, from $22.3 million for the nine months ended March 31, 2015.  In addition to the issue described above, there was an increase in ESOP expense.  Real estate owned operations decreased $1.1 million to $356,000 for the nine months ended March 31, 2016, from $1.5 million for the nine months ended March 31, 2015.  In addition to the issue described above, a $900,000 valuation adjustment was recognized on a REO property in the December 2014 quarter.

Income Tax Expense.  Income tax expense for the three months ended March 31, 2016 was $6.7 million on pre-tax income of $18.0 million, resulting in an effective tax rate of 37.1%.   Income tax expense for the three months ended March 31, 2015 was $6.2 million on pre-tax income of $17.2 million, resulting in an effective tax rate of 36.2%.  Income tax expense for the nine months ended March 31, 2016, was $23.9 million, due to pre-tax income of $63.2 million, resulting in an effective tax rate of 37.8%.  For the nine months ended March 31, 2015, income tax expense was $17.3 million, due to pre-tax income of $48.4 million, resulting in an effective tax rate of 35.6%.

Comparison of Financial Condition at March 31, 2016 and June 30, 2015

Total Assets.  Total assets increased $250.3 million to $3.60 billion at March 31, 2016, from $3.35 billion at June 30, 2015.

Cash and Cash Equivalents. Cash and cash equivalents (which include fed funds and short term investments) decreased $4.0 million to $11.1 million at March 31, 2016, from $15.1 million at June 30, 2015.

Net Loans.  Loans, net increased $261.5 million to $3.02 billion at March 31, 2016, from $2.76 billion at June 30, 2015.  The annualized growth rate for the year is 12.7%.  See “Total Interest Income” for discussion regarding loans balances.

Securities available for sale.  Securities AFS decreased $43.1 million to $215.9 million at March 31, 2016, from $259.0 million at June 30, 2015.  The decrease in Securities AFS was primarily due to principal payments that occurred over the period.

Securities held to maturity.  Securities HTM increased $44.0 million to $152.0 million at March 31, 2016, from $108.0 million at June 30, 2015.  Purchases over the period totaled $60.1 million.

Investments in Real Estate Joint Ventures, Net and Real Estate Held for Investment.  The Company previously announced its intention to explore the sale of the properties and interests in these portfolios.  The table below details the properties that have been sold:

			Book
Entity	Type	Proceeds	Value	Gain

Oaklyn	a	$1,963	$(125)	$2,088
Palisades Park	b	9,833	304	9,529
2015 Fiscal year		11,796	179	11,617

Madison	a	2,453	(45)	2,498
Van Buren	a	1,811	145	1,666
34 Grant	a	342	297	45
Quarter Ended 9/30/15		4,606	397	4,209

Hampshire	a	1,469	(26)	1,495
10 Landing	a	5,807	(586)	6,393
River Villa	a	578	274	304
Marine View	b	4,697	648	4,049
Brighton	a	1,206	80	1,126
Park Lane	b	7,021	(161)	7,182
Parkway	b	1,701	(360)	2,061
Park View	b	2,555	(162)	2,717
Quarter Ended 12/31/15		25,034	(293)	25,327

FAO Hasbrouck Heights	a	1,621	140	1,481
FAO Terrace	a	987	437	550
FAO Gardens	a	340	362	(22)
Quarter Ended 3/31/16		2,948	939	2,009

2016 Fiscal Year		32,589	1,043	31,546

Total Sales		$44,385	$1,222	$43,163
a - Investment in real estate joint venture
b - Real estate held for investment

As of March 31, 2016, there were four entities remaining in the portfolios.  Three of these entities are under contract for sale and the remaining one is being marketed for sale.

Real Estate Owned.  REO decreased $3.6 million to $487,000 at March 31, 2016, from $4.1 million at June 30, 2015.  The balance at March 31, 2016 consisted of 2 properties and the balance at June 30, 2015 consisted of 8 properties.

Deposits.  Deposits increased $261.9 million to $2.22 billion at March 31, 2016, from $1.96 billion at June 30, 2015.  See “Total Interest Expense” for discussion regarding deposit balances.

Borrowings.  Borrowings decreased $33.9 million to $762.5 million at March 31, 2016, from $796.4 million at June 30, 2015.  See “Total Interest Expense” for discussion regarding borrowing amounts.

Stockholders’ Equity.  Stockholders’ equity increased $11.0 million to $528.7 million at March 31, 2016, from $517.7 million at June 30, 2015.  The increase was primarily due to the release of treasury stock in conjunction with the exercise of stock options, net income and the net impact of the amortization of stock based compensation plans, partially offset by dividends and the market value adjustments for securities available for sale and derivatives.  Dividends paid over the nine month period include three regular dividends, totaling $0.525 per share, as well as a $0.50 per share special dividend.  During the nine months ended March 31, 2016, 100,978 shares of stock were repurchased at a total cost of $1.6 million and an average cost of $15.77 per share.  Based on our March 31, 2016 closing price of $16.97 per share, the Company stock was trading at 144.7% of book value.

About the Company
Oritani Financial Corp. is the holding company for Oritani Bank, a New Jersey state chartered bank offering a full range of retail and commercial loan and deposit products.  Oritani Bank is dedicated to providing exceptional personal service to its individual and business customers.  The Bank currently operates its main office and 25 full service branches in the New Jersey Counties of Bergen, Hudson, Essex and Passaic.  A new branch in Westwood, New Jersey (in Bergen County) opened during the March quarter.  For additional information about Oritani Bank, please visit www.oritani.com.

Forward Looking Statements
Certain statements contained herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as  "may,"  "will,"  "believe,"  "expect," "estimate,"  "anticipate,"  "continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including those risk factors disclosed in the Company’s Annual Report on Form 10-K for the year ended June 30, 2015 (as supplemented by our quarterly reports), and the following: those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.  The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Oritani Financial Corp. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share data)

	Mar. 31,	June 30,
Assets	2016	2015
	(unaudited)	(audited)
Cash on hand and in banks	$9,454	$11,380
Federal funds sold and short term investments	1,637	3,749
Cash and cash equivalents	11,091	15,129

Loans, net	3,017,736	2,756,212
Securities available for sale, at fair value	215,856	258,963
Securities held to maturity,
fair value of $153,577 and $107,749 at
March 31, 2016 and June 30, 2015, respectively	152,029	107,990
Bank Owned Life Insurance (at cash surrender value)	92,653	90,609
Federal Home Loan Bank of New York stock ("FHLB"), at cost	36,712	39,898
Accrued interest receivable	9,906	9,266
Investments in real estate joint ventures, net	4,708	6,658
Real estate held for investment	—	655
Real estate owned	487	4,059
Office properties and equipment, net	14,489	14,431
Deferred tax assets	44,481	41,356
Other assets	3,226	7,839
Total Assets	$3,603,374	$3,353,065

Liabilities
Deposits	$2,224,643	$1,962,737
Borrowings	762,515	796,372
Advance payments by borrowers for taxes and
insurance	22,612	20,445
Official checks outstanding	2,978	3,528
Other liabilities	61,909	52,313
Total liabilities	3,074,657	2,835,395

Stockholders' Equity
Common stock, $0.01 par value; 150,000,000 shares authorized;
56,245,065 shares issued; 45,066,727 shares outstanding at
March 31, 2016 and 44,012,239 shares outstanding at
June 30, 2015.	562	562
Additional paid-in capital	511,849	508,999
Unallocated common stock held by the employee stock
ownership plan	(20,819)	(22,803)
Restricted Stock Awards	(4,242)	(8,088)
Treasury stock, at cost; 11,178,338 shares at March 31, 2016 and
12,232,826 shares at June 30, 2015.	(148,574)	(162,344)
Retained income	197,274	203,192
Accumulated other comprehensive loss, net of tax	(7,333)	(1,848)
Total stockholders' equity	528,717	517,670

Total Liabilities and Stockholders' Equity	$3,603,374	$3,353,065

Oritani Financial Corp. and Subsidiaries
Consolidated Statements of Income
Three and Nine Months Ended March 31, 2016 and 2015
(In thousands, except share data)

	Three months ended		Nine months ended
	March 31,		March 31,
	2016	2015	2016	2015
	unaudited		unaudited
Interest income:
Mortgage loans	$31,061	$30,772	$92,998	$91,540
Dividends on FHLB stock	401	499	1,193	1,475
Securities available for sale	1,146	1,509	3,503	4,980
Securities held to maturity	738	451	1,972	1,265
Federal funds sold and short term investments	2	2	4	5
Total interest income	33,348	33,233	99,670	99,265

Interest expense:
Deposits	4,628	3,029	12,746	8,486
Borrowings	3,569	5,583	12,330	17,144
Total interest expense	8,197	8,612	25,076	25,630

Net interest income before provision for loan losses	25,151	24,621	74,594	73,635

Provision for loan losses	—	—	—	200
Net interest income after provision for loan losses	25,151	24,621	74,594	73,435

Other income:
Service charges	151	219	617	682
Real estate operations, net	23	273	294	941
Net income from investments in real estate joint ventures	267	120	985	1,455
Bank-owned life insurance	670	677	2,044	1,869
Net gain on sale of assets	2,009	2,001	31,875	1,991
Net gain on sale of securities	—	770	604	768
Other income	70	69	238	211
Total other income	3,190	4,129	36,657	7,917

Other expenses:
Compensation, payroll taxes and fringe benefits	7,573	7,318	25,332	22,272
Advertising	91	100	271	295
Office occupancy and equipment expense	817	889	2,224	2,310
Data processing service fees	506	485	1,520	1,420
Federal insurance premiums	402	397	1,200	1,175
Real estate owned operations	15	358	356	1,487
FHLBNY prepayment penalties	—	806	13,873	806
Other expenses	948	1,213	3,242	3,167
Total other expenses	10,352	11,566	48,018	32,932

Income before income tax expense	17,989	17,184	63,233	48,420
Income tax expense	6,676	6,227	23,887	17,256
Net income	$11,313	$10,957	$39,346	31,164

Income per basic common share	$0.27	$0.26	$0.95	$0.75
Income per diluted common share	$0.26	$0.26	$0.92	$0.73

For further information contact:
Kevin J. Lynch
Chairman, President and Chief Executive Officer
Oritani Financial Corp.
(201) 664-5400